Pricing Supplement No. 3102B
To underlying supplement No. 1 dated August 31, 2018,

product supplement B dated August 21, 2018,

prospectus supplement dated August 20, 2018 and

prospectus dated August 20, 2018

Registration Statement No. 333–226421 Rule 424(b)(2)

Deutsche Bank AG

$4,100,000 Callable Contingent Yield Securities Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Russell 2000® Index and the EURO STOXX 50® Index due October 19, 2028

General

•	The Callable Contingent Yield Securities (the “securities”) are linked to the least performing of the iShares® MSCI Emerging Markets ETF (the “Fund,”), the Russell 2000® Index and the EURO STOXX 50® Index (each one of the Russell 2000® Index and the EURO STOXX 50® Index, an “Index,” and collectively, the “Indices”, together with the Fund, the “Underlyings”) and may pay a Contingent Coupon of $33.75 per $1,000 Face Amount of securities on the relevant quarterly Coupon Payment Dates, calculated based on a coupon rate of 13.50% per annum). Investors will receive a Contingent Coupon on a Coupon Payment Date only if the Closing Levels of all the Underlyings on the applicable quarterly Observation Date are greater than or equal to their respective Coupon Barriers (equal to 70.00% of their respective Initial Levels). Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments.

•	The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date, which we refer to as the “Call Settlement Date.” If the securities are redeemed by the Issuer, investors will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

•	If the securities are not redeemed by us prior to maturity and the Final Level of the least performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Level (equal to 50.00% of its Initial Level), investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on such date. However, if the securities are not redeemed by us and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. The securities do not pay any dividends and investors should be willing to lose a significant portion or all of their investment if the securities are not redeemed by us and the Final Level of any of the Underlyings is less than its Trigger Level. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due October 19, 2028

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities priced on October 15, 2018 (the “Trade Date”) and are expected to settle on October 18, 2018 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Level	Coupon Barrier	Trigger Level
	iShares® MSCI Emerging Markets ETF	EEM	$40.29	$28.20	$20.15
	Russell 2000® Index	RTY	1,546.679	1,082.675	773.340
	EURO STOXX 50® Index	SX5E	3,194.41	2,236.09	1,597.21

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 19 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–12 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $965.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS–4 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS–5 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$15.00	$985.00
Total	$ 4,100,000.00	$61,500.00	$4,038,500.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions in an amount of $15.00 per $1,000 Face Amount of securities. The discounts and commissions referenced above do not include additional transaction costs and fees which may be reflected in the price of the Fund. Please refer to the section “Selected Risk Considerations” in this pricing supplement for more information.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

October 15, 2018

(Key Terms continued from previous page)

Contingent Coupon Feature:

•     If the Closing Levels of all the Underlyings on any Observation Date are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.

•     If the Closing Level of any Underlying on any Observation Date is less than its Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon will be a fixed amount as set forth in the table under “Contingent Coupon” below, calculated based on a coupon rate of 13.50% per annum. If the securities are redeemed by us prior to the Maturity Date, the applicable Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the securities.

Coupon Barrier:	For each Underlying, 70.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Observation Dates[1]:	Quarterly on the dates set forth in the table under “Contingent Coupon” below
Coupon Payment Dates[1]:	As set forth in the table under “Contingent Coupon” below. For the final Observation Date, the related Coupon Payment Date will be the Maturity Date.
Contingent Coupon:	The table below sets forth each Observation Date, Coupon Payment Date and Contingent Coupon applicable to such Observation Date.

	Observation Date	Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount of Securities)
	January 15, 2019	January 18, 2019	$33.75
	April 15, 2019	April 18, 2019	$33.75
	July 15, 2019	July 18, 2019	$33.75
	October 15, 2019	October 18, 2019	$33.75
	January 15, 2020	January 21, 2020	$33.75
	April 15, 2020	April 20, 2020	$33.75
	July 15, 2020	July 20, 2020	$33.75
	October 15, 2020	October 20, 2020	$33.75
	January 15, 2021	January 21, 2021	$33.75
	April 15, 2021	April 20, 2021	$33.75
	July 15, 2021	July 20, 2021	$33.75
	October 15, 2021	October 20, 2021	$33.75
	January 18, 2022	January 21, 2022	$33.75
	April 18, 2022	April 21, 2022	$33.75
	July 15, 2022	July 20, 2022	$33.75
	October 17, 2022	October 20, 2022	$33.75
	January 17, 2023	January 20, 2023	$33.75
	April 17, 2023	April 20, 2023	$33.75
	July 17, 2023	July 20, 2023	$33.75
	October 16, 2023	October 19, 2023	$33.75
	January 16, 2024	January 19, 2024	$33.75
	April 15, 2024	April 18, 2024	$33.75
	July 15, 2024	July 18, 2024	$33.75
	October 15, 2024	October 18, 2024	$33.75
	January 15, 2025	January 21, 2025	$33.75
	April 15, 2025	April 18, 2025	$33.75
	July 15, 2025	July 18, 2025	$33.75
	October 15, 2025	October 20, 2025	$33.75
	January 15, 2026	January 21, 2026	$33.75
	April 15, 2026	April 20, 2026	$33.75
	July 15, 2026	July 20, 2026	$33.75
	October 15, 2026	October 20, 2026	$33.75
	January 15, 2027	January 21, 2027	$33.75
	April 15, 2027	April 20, 2027	$33.75
	July 15, 2027	July 20, 2027	$33.75
	October 15, 2027	October 20, 2027	$33.75
	January 18, 2028	January 21, 2028	$33.75
	April 17, 2028	April 20, 2028	$33.75
	July 17, 2028	July 20, 2028	$33.75
	October 16, 2028 (Final Valuation Date)	October 19, 2028 (Maturity Date)	$33.75

Early Redemption at Issuer’s Option:	The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date, which we refer to as the “Call Settlement Date,” upon written notice to the trustee prior to the relevant Coupon Payment Date. Upon an early redemption, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.
	(Key Terms continued on next page)

(Key Terms continued from previous page)

Payment at Maturity:	If the securities are not redeemed by us prior to maturity, the payment you will receive at maturity will depend solely on the Final Level of the Laggard Underlying on the Final Valuation Date.

•     If the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on such date.

•     If the Final Level of the Laggard Underlying is less than its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

If the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is less than its Trigger Level, you will be fully exposed to the negative Underlying Return of the Laggard Underlying and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

Trigger Level:	For each Underlying, 50.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Laggard Underlying:	The Underlying with the lowest Underlying Return on the Final Valuation Date. If the calculation agent determines that any two or all three of the Underlyings have equal lowest Underlying Returns, then the calculation agent will, in its sole discretion, designate one of such Underlyings as the Laggard Underlying.
Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level The Initial Level The Underlying Return for each Underlying may be positive, zero or negative.
Initial Level:	The Initial Level of each Underlying is set forth in the table under “Underlyings” above. The Initial Level for each Underlying is not the Closing Level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:

For the Fund, the closing price of one share of the Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

For each Index, the official closing level of the relevant Index as published on the applicable page of Bloomberg Professional® service or any successor service (“Bloomberg”) on the relevant date of calculation. The Closing Level of the relevant Index as published by Bloomberg may be published to greater or fewer decimal places than the official closing level of the relevant Index as published by the relevant Index Sponsor (as defined below). Accordingly, the Closing Level of the relevant Index as published by Bloomberg may be slightly different from the official closing level of that Index as published by the relevant Index Sponsor.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Office Substitution:	We may, without the consent of the holders or the trustee, designate our head office in Frankfurt as substitute for the London Branch through which we have acted to issue the securities with the same effect as if our head office had been originally named as the office through which we had acted to issue the securities for all purposes under the Indenture (as defined below) and the securities. Please see the risk factor “We may, without consent of the holders or the trustee, designate our head office in Frankfurt as the issuing office” in this pricing supplement for more information.
Trade Date:	October 15, 2018
Settlement Date:	October 18, 2018
Final Valuation Date[1]:	October 16, 2028
Maturity Date[1]:	October 19, 2028
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MLQ2 / US25155MLQ23

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Coupon Payment Date will be postponed as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If a Coupon Payment Date is postponed, the related Call Settlement Date will be the Coupon Payment Date as postponed.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”), which was implemented into German law by the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or, as amended, the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union was transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

By acquiring the securities, you will be bound by and will be deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and issue to or confer on the holders (including the beneficial owners) such ordinary shares or instruments); and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Delaware Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or any of the indenture agents takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated August 20, 2018, including the risk factors beginning on page 19 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 31, 2018, product supplement B dated August 21, 2018, the prospectus supplement dated August 20, 2018 relating to our Series A global notes of which these securities are a part and the prospectus dated August 20, 2018. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 31, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000095010318010218/crt_dp94668-424b2.pdf

•	Product supplement B dated August 21, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000095010318009866/crt_dp94661-424b2.pdf

•	Prospectus supplement dated August 20, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000095010318009813/dp94664_424b2-prosupsa.htm

•	Prospectus dated August 20, 2018:

https://www.sec.gov/Archives/edgar/data/1159508/000119312518252721/d567315d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the securities will depend on the Closing Levels of the Underlyings on each quarterly Observation Date (including the Final Valuation Date) and whether the securities are redeemed by us prior to the Maturity Date. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis and it has been assumed that no event affecting the Fund has occurred during the term of the securities that would cause the calculation agent to adjust its Share Adjustment Factor.

If the securities are redeemed by us prior to maturity:

The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. Therefore, the term of the securities may be as short as approximately three months. The following table illustrates the hypothetical payments due upon an early redemption (excluding any Contingent Coupon payment) per $1,000 Face Amount of securities on each of the Observation Dates.

Potential Call Settlement Date	Hypothetical Payment upon an Early Redemption at Issuer’s Option ($) (per $1,000 Face Amount of securities)
January 18, 2019	$1,000.00
April 18, 2019	$1,000.00
July 18, 2019	$1,000.00
October 18, 2019	$1,000.00
January 21, 2020	$1,000.00
April 20, 2020	$1,000.00
July 20, 2020	$1,000.00
October 20, 2020	$1,000.00
January 21, 2021	$1,000.00
April 20, 2021	$1,000.00
July 20, 2021	$1,000.00
October 20, 2021	$1,000.00
January 21, 2022	$1,000.00
April 21, 2022	$1,000.00
July 20, 2022	$1,000.00
October 20, 2022	$1,000.00
January 20, 2023	$1,000.00
April 20, 2023	$1,000.00
July 20, 2023	$1,000.00
October 19, 2023	$1,000.00
January 19, 2024	$1,000.00
April 18, 2024	$1,000.00
July 18, 2024	$1,000.00
October 18, 2024	$1,000.00
January 21, 2025	$1,000.00
April 18, 2025	$1,000.00
July 18, 2025	$1,000.00
October 20, 2025	$1,000.00
January 21, 2026	$1,000.00
April 20, 2026	$1,000.00
July 20, 2026	$1,000.00
October 20, 2026	$1,000.00
January 21, 2027	$1,000.00
April 20, 2027	$1,000.00
July 20, 2027	$1,000.00
October 20, 2027	$1,000.00
January 21, 2028	$1,000.00
April 20, 2028	$1,000.00
July 20, 2028	$1,000.00

If the securities are redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

The following hypothetical example illustrates how the payment on the securities upon an early redemption is calculated as well as how the payment of any Contingent Coupons will be determined. The example below reflects the Contingent Coupon of $33.75 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the second and fourth Observation Dates. The Issuer elects to redeem the securities on the fourth Coupon Payment Date. Because the Closing Levels of all the Underlyings on the second and fourth Observation Dates are greater than or equal to their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on the first and third Observation Dates, the investor will receive the Contingent Coupon of $33.75 on each of the second and fourth Coupon Payment Dates, but not the first or third Coupon Payment Dates. Because the Issuer has elected to redeem the securities, the investor will receive a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon) on the Call Settlement Date. As a result, the investor will receive a total of $1,067.50 per $1,000 Face Amount of securities over the approximately one year the securities were outstanding before they were redeemed by the Issuer, which is equal to the Face Amount plus the Contingent Coupons due on the second and fourth Coupon Payment Dates. The securities will cease to be outstanding following the early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

If the securities are not redeemed by us prior to maturity:

The following table illustrates the hypothetical Payments at Maturity (excluding any Contingent Coupon) per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying if the securities are not redeemed by us prior to maturity. The hypothetical Payments at Maturity set forth in the table below reflect (i) the Coupon Barrier for each Underlying equal to 70.00% of its Initial Level and (ii) the Trigger Level for each Underlying equal to 50.00% of its Initial Level. The actual Initial Level, Coupon Barrier and Trigger Level for each Underlying are set forth on the cover of this pricing supplement. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($) (excluding any Contingent Coupon)	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)
100.00%	$1,000.00	0.00%
90.00%	$1,000.00	0.00%
80.00%	$1,000.00	0.00%
70.00%	$1,000.00	0.00%
60.00%	$1,000.00	0.00%
50.00%	$1,000.00	0.00%
40.00%	$1,000.00	0.00%
30.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
10.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-40.00%	$1,000.00	0.00%
-50.00%	$1,000.00	0.00%
-51.00%	$490.00	-51.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Contingent Coupon of $33.75 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the first, third and final Observation Dates. The Final Level of the Laggard Underlying is greater than its Trigger Level. Because the Final Level of the Laggard Underlying is greater than its Trigger Level, the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Levels of all the Underlyings on the first, third and final Observation Dates are greater than or equal to their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates, the investor will receive the Contingent Coupon of $33.75 on the first and third Coupon Payment Dates and on the Maturity Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,101.25 per $1,000 Face Amount of securities over the approximately ten year term of the securities.

Example 2: The Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the tenth Observation Date. While the Final Levels of two Underlyings are greater than their respective Initial Levels, the Final Level of the Laggard Underlying is less than its Trigger Level, resulting in an Underlying Return of the Laggard Underlying of -60.00%. Even though the Final Levels of two Underlyings are greater than their respective Initial Levels, because the Payment at Maturity is determined by reference to the Final Level of the Laggard Underlying and the Final Level of the Laggard Underlying is less than its Trigger Level, the investor will receive on the Maturity Date a cash payment of $400.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -60.00%) = $400.00

Because the Closing Levels of all the Underlyings on the tenth Observation Date are greater than or equal to their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on each of the other Observation Dates (including the final Observation Date), the investor will receive the Contingent Coupon on the tenth Coupon Payment Date, but not on the other Coupon Payment Dates (including the Maturity Date). As a result, the investor will receive a total of $433.75 per $1,000 Face Amount of securities over the approximately ten year term of the securities.

Example 3: The Closing Level of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date). The Final Levels of all the Underlyings are less than their respective Trigger Levels and the Underlying Return of the Laggard Underlying is equal to -70.00%. Because the Payment at Maturity is determined by reference to the Final Level of the Laggard Underlying, the Underlying Return of the Laggard Underlying will be used in determining the Payment at Maturity. In this circumstance, the investor will receive on the Maturity Date a cash payment of $300.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Because the Closing Level of at least one Underlying is less than its Coupon Barrier on each Observation Date (including the final Observation Date), the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $300.00 per $1,000 Face Amount of securities over the approximately ten year term of the securities.

Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay the Contingent Coupon only if the Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on the applicable quarterly Observation Date. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Level of at least one Underlying will be less than its Coupon Barrier on an Observation Date and the resulting forfeiture of the Contingent Coupon for the entire period, as well as the risk of losing a significant portion or all of your investment if the securities are not redeemed by us and the Final Level of the Laggard Underlying is less than its Trigger Level. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on such date. However, if the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the securities at maturity.

•	POTENTIAL EARLY EXIT AS A RESULT OF EARLY REDEMPTION AT ISSUER’S OPTION — While the original term of the securities is approximately ten years, the securities may be redeemed by us, in our sole discretion, in whole, but not in part, on any Coupon Payment Date prior to maturity, and you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. Therefore, the term of the securities could be as short as approximately three months. No Contingent Coupon will accrue or be payable following an early redemption. For the avoidance of doubt, the discounts and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are redeemed by us.

•	CONTINGENT COUPONS — Unless the securities are previously redeemed by us, the Contingent Coupon, if any, will be paid in arrears on the relevant quarterly Coupon Payment Date only if the Closing Levels of all the Underlyings on the relevant Observation Date are greater than or equal to their respective Coupon Barriers. If the Closing Level of at least one Underlying on each Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupons for the entire term of the securities.

•	RETURN LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the least performing of the iShares® MSCI Emerging Markets ETF, the Russell 2000® Index and the EURO STOXX 50® Index as described herein. If the securities are not redeemed by us prior to maturity, the Payment at Maturity you receive, if any, will be determined solely by reference to the performance of the Laggard Underlying.

iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. BlackRock Fund Advisors (the “Fund Advisor”) is the investment adviser of the iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Tracked Index”), The MSCI Emerging Markets IndexSM is designed to measure equity market performance in the global emerging markets. Shares of the iShares® MSCI Emerging Markets ETF trade on NYSE Arca under the ticker symbol “EEM.” It is possible that the iShares® MSCI Emerging Markets ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets IndexSM due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets ETF, the fees and expenses of the iShares® MSCI Emerging Markets ETF or due to other circumstances. This is only a summary of the iShares® MSCI Emerging Markets ETF. For more information on the iShares® MSCI Emerging Markets ETF, please see the section entitled “The iShares Exchange Traded Funds — iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement No. 1 dated August 31, 2018.

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. This is only a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The STOXX Indices — The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated August 31, 2018.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 31, 2018.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA’ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the securities and gross proceeds from any taxable disposition of a security (including retirement) as subject to withholding under FATCA. However, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) from the taxable disposition of a security occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings or in any of the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Laggard Underlying. If the securities are not redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date only if the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level. However, if the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due for each $1,000 Face Amount of securities. You will not participate in any increase in the prices or levels, as applicable, of any Underlyings even if the Final Levels of all the Underlyings are greater than or equal to their respective Initial Levels. The maximum payment upon an early redemption or at maturity, as applicable, will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the price or level, as applicable, of any Underlyings, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Closing Level of any Underlying on any Observation Date is less than its respective Coupon Barrier, you will not receive the Contingent Coupon applicable to such Observation Date. If the Closing Level of any Underlying is less than its respective Coupon Barrier on each Observation Date, you will not receive any Contingent Coupons during the entire term of the securities and, therefore, you will not receive a positive return on your investment. Generally, non-payment of Contingent Coupons coincides with a greater risk that the Final Level of at least one of the Underlyings is less than its Trigger Level, which would result in the loss of a significant portion or all of your investment in the securities.

•	THE SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may, in our sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. If the securities are redeemed prior to the Maturity Date, you will not receive any Contingent Coupon that would have otherwise accrued after the Call Settlement Date.

•	REINVESTMENT RISK — If the securities are redeemed by us prior to maturity, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are redeemed by us prior to the Maturity Date.

•	IF THE SECURITIES ARE NOT REDEEMED BY US PRIOR TO THE MATURITY DATE, YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE FINAL LEVEL OF THE LAGGARD UNDERLYING — If we do not redeem the securities prior to the Maturity Date, the Payment at Maturity will be determined by reference to the Final Level of the Laggard Underlying, without taking into consideration the performance of the other Underlyings.

•	A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER OR TRIGGER LEVEL FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR MORE OF THE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set, the greater the expectation is at that time that the Closing Level of at least one Underlying may be less than its Coupon Barrier on an Observation Date (resulting in a missed Contingent Coupon) or less than its Trigger Level on the Final Valuation Date (resulting in a loss of a significant portion or all of your investment). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barriers and the Trigger Levels, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier or Trigger Level for each Underlying. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier or Trigger Level for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are unsecured unsubordinated obligations of Deutsche Bank AG, ranking in priority to its senior non-preferred obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of such Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, it will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	OUR SENIOR DEBT SECURITIES, INCLUDING THE SECURITIES OFFERED HEREIN, WILL CONSTITUTE “SENIOR PREFERRED” DEBT SECURITIES AND WOULD BEAR LOSSES AFTER OUR “SENIOR NON-PREFERRED” DEBT INSTRUMENTS IF INSOLVENCY PROCEEDINGS ARE OPENED AGAINST US OR IF RESOLUTION MEASURES ARE IMPOSED ON US — German law provides that, in a German insolvency proceeding of an issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the issuer and be satisfied only if all such other senior unsecured obligations of the issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to German law or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that do not constitute debt instruments are instruments with an initial maturity of less than one year as well as senior unsecured instruments of indebtedness whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a customary fixed or floating reference interest rate and is settled by monetary payment. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to us, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “structured” debt securities, and which do not, referred to herein as the “non-structured” debt securities. We expect the securities offered herein to be classified as “structured” debt securities, but the competent regulatory authority or court may classify the securities differently.

Beginning January 1, 2017, according to the German Banking Act, our non-structured senior unsecured debt instruments have become subordinated, by operation of law, to all of our other outstanding unsecured unsubordinated obligations, including debt instruments issued prior to January 1, 2017. We refer to the debt instruments subject to such subordination as “senior non-preferred” debt and the debt to which they are subordinated as “senior preferred” debt. To harmonize the ranking of unsecured debt instruments issued by banks in the European Union, a directive amending the Bank Recovery and Resolution Directive was published on December 27, 2017. The relevant changes were implemented into German law by amending Section 46f(5) to (9) of the German Banking Act. The German Banking Act in its form before the amendments of July 21, 2018, as described above, remains applicable to debt instruments issued prior to July 21, 2018. Accordingly, debt instruments constituting “senior non-preferred” debt prior to the changes continue to rank as senior non-preferred debt even if they do not contain an express reference to their lower ranking as required for issuances from and after July 21, 2018.

Following the effectiveness of the changes to the German Banking Act on July 21, 2018, our structured senior debt securities (including the securities offered herein) continue to constitute “senior preferred” debt securities. In addition, we are now able to issue “non-structured” senior debt securities as “senior preferred” debt securities, ranking pari passu with our structured senior debt securities, which was not possible before the changes became effective. Such new senior preferred debt securities, whether “structured” or “non-structured,” rank pari passu with, among other obligations, debt instruments with an initial term of less than one year, derivatives and, generally, corporate deposits (unless they rank even more senior).

Accordingly, (i) our non-structured senior debt securities that were issued before July 21, 2018 and subordinated by operation of law and (ii) our eligible liabilities senior debt securities that constitute our unsecured unsubordinated non-preferred obligations rank junior to our structured senior debt securities issued before July 21, 2018 and our senior debt securities (including the securities offered herein) that were issued on or after July 21, 2018. If insolvency proceedings are opened against us or if Resolution Measures are imposed on us, our “senior preferred” debt securities (including the securities offered herein) are expected to be among the unsecured unsubordinated obligations that would bear losses after our “senior non-preferred” debt instruments, including the non-structured senior debt securities issued before July 21, 2018 and the eligible liabilities senior debt securities, as described above. Nevertheless, you may lose some or all of your investment in the securities offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

•	WE MAY, WITHOUT CONSENT OF THE HOLDERS OR THE TRUSTEE, DESIGNATE OUR HEAD OFFICE IN FRANKFURT AS THE ISSUING OFFICE — The securities will be issued through our London Branch on the Settlement Date. However, we may, without the consent of the holders or the trustee, designate our head office in Frankfurt as substitute for the London Branch through which we have acted to issue the securities with the same effect as if our head office had been originally named as the office through which we had acted to issue the securities for all purposes under the Indenture and the securities. This means that, with effect from the substitution date, our head office in Frankfurt will assume all of the obligations of the London Branch as principal obligor under the securities. In order to give effect to such a substitution, we will give notice of the substitution to the trustee and the holders of the securities.

If we designate our head office in Frankfurt as substitute for the London Branch in accordance with the “Office Substitution” right as described above and in the Indenture, as of the date of this pricing supplement, this substitution should not be treated as a taxable event to investors in the securities. A change in applicable law may adversely affect the U.S. federal tax consequences of this substitution. You should consult your tax adviser regarding the U.S. federal tax consequences of this substitution, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlyings or the securities composing the Underlyings. For instance, any Payment at Maturity on the securities is dependent on the performance of the Laggard Underlying, and you will not participate in any potential increase in the prices or levels, as applicable, of any Underlyings, which could be significant.

•	IF THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices or levels, as applicable, of the Underlyings and the securities composing the Underlyings. Changes in the prices or levels, as applicable, of the Underlyings and the securities composing the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities composing the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OR LEVEL, AS APPLICABLE, OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying. Poor performance by any Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by a positive performance by any other Underlying.

•	BECAUSE THE SECURITIES ARE LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF RECEIVING NO CONTINGENT COUPONS OR LOSING A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With three Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Coupon Barrier on each Observation Date, and the Final Level of at least one Underlying will be less than its Trigger Level, than if the securities were linked to only one Underlying, and therefore, it is more likely that you will not receive any Contingent Coupons and will receive a Payment at Maturity that is significantly less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Closing Level of at least one Underlying to be less than its Coupon Barrier on any Observation Date or less than its Trigger Level on the Final Valuation Date is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Contingent Coupon, Coupon Barriers and Trigger Levels are determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the securities are finalized. A higher Contingent Coupon or lower Coupon Barrier or Trigger Level for each Underlying is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•	EACH INDEX REFLECTS THE PRICE RETURN OF ITS COMPONENT STOCKS, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — Each Index reflects the changes in the market prices of its component stocks. Neither Index is, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing the relevant Index.

•	THE SPONSOR OF EACH INDEX MAY ADJUST THE RELEVANT INDEX IN WAYS THAT AFFECT THE LEVEL OF SUCH INDEX AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of each Index (each, an “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the components of the relevant Index or make other methodological changes that could change the level of such Index. You should realize that the changing of such Index components may affect such Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant Index. Any of these actions could adversely affect the level of such Index and, thus, the value of, and your return on, the securities. The Index Sponsors have no obligation to consider your interests in calculating or revising the relevant Indices.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The EURO STOXX 50® Index and the Fund include component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the level of the EURO STOXX 50® Index and/or the price of the Fund, and thus, the value of your securities. Furthermore, there are risks associated with investments linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the EURO STOXX 50® Index are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.

•	THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rates;

o	political, civil or military unrest;

o	the balance of payments between the countries represented in the Fund and the U.S.; and

o	the extent of governmental surpluses or deficits in the countries represented in the Fund and the U.S.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the U.S. and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or correlation (including the direction and extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could adversely affect the value of the securities.

•	THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets ETF. The stocks included in the iShares® MSCI Emerging Markets ETF include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could adversely affect the value of the securities and the amount payable to you at maturity.

•	WE ARE ONE OF THE COMPANIES THAT MAKE UP THE EURO STOXX 50® INDEX — We are one of the companies that make up the EURO STOXX 50® Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the EURO STOXX 50® Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities composing the EURO STOXX 50® Index or your securities. None of the other companies represented in the EURO STOXX 50® Index will be involved in this offering in any way. Neither they nor we will have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

•	THE PERFORMANCE OF THE EURO STOXX 50® INDEX WILL NOT BE ADJUSTED FOR CHANGES IN THE EURO RELATIVE TO THE U.S. DOLLAR — The EURO STOXX 50® Index is composed of stocks denominated in euro. Because the level of the EURO STOXX 50® Index is also calculated in euro (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, if the euro strengthens or weakens relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return on the securities.

•	The Performance of the fund, Particularly During Periods of Market Volatility, May Not Match the Performance of THE Tracked Index or THE FUND’S NET ASSET VALUE per Share — The performance of the Fund may not match the performance of the Tracked Index due to a number of factors. For instance, the Fund may not hold all or substantially all of the securities included in the Tracked Index and the Fund Advisor may invest a portion of the Fund’s assets in securities not included in the Tracked Index. Therefore, the performance of the Fund is generally linked, in part, to assets other than the securities included in the Tracked Index. Additionally, the performance of the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index.

In addition, because the shares of the Fund are traded on a securities exchange and are subject to supply and demand, the performance of one share of the Fund may differ from the performance of the Tracked Index or the Fund’s net asset value (“NAV”) per share. Furthermore, during periods of market volatility, securities or other assets held by the Fund may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of the Fund and/or create, redeem or hedge shares of the Fund. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Fund may be significantly lower than the Fund’s NAV and the liquidity of the shares of the Fund may be materially and adversely affected. Consequently, the performance of the Fund may deviate significantly from the performance of the Tracked Index or the Fund’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the securities may be determined based on the price of the Fund when it deviates significantly from the performance of the Tracked Index or the Fund’s NAV per share. If this occurs, the value of, and your return on, the securities may be materially and adversely affected.

•	THE POLICIES OF THE FUND ADVISOR AND CHANGES THAT AFFECT THE FUND OR THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The policies of the Fund Advisor concerning the calculation of the Fund’s NAV, additions, deletions or substitutions of securities or other assets or financial measures held by the Fund, substitution of the Tracked Index and the manner in which changes affecting how the Tracked Index are reflected in the Fund could adversely affect the price of the shares of the Fund and, therefore, the value of, and your return on, the securities. The value of, and your return on, the securities could also be adversely affected if the Fund Advisor changes these policies, for example, by changing the manner in which it calculates the Fund’s NAV, or if the Fund Advisor discontinues or suspends calculation or publication of the Fund’s NAV, in which case it may become difficult to determine the value of the securities. If events such as these occur or if the Closing Level of the Fund is not available on the Final Valuation Date because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Level of the Fund and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

Further, under continuous listing standards adopted by the applicable exchange on which it is listed, the Fund will be required to confirm on an ongoing basis that the components of the Tracked Index satisfy the applicable listing requirements. In the event that the Tracked Index does not comply with the applicable listing requirements, the Fund would be required to rectify the non-compliance by requesting that the sponsor of the Fund’s Tracked Index modify the Tracked Index, adopting a substitute Tracked Index or obtaining relief from the SEC. There can be no assurance that the sponsor of the Tracked Index would modify the Tracked Index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the Fund being delisted by the applicable exchange. If the Fund were delisted by the applicable exchange, the calculation agent would calculate the appropriate Closing Level applicable, of one share of the Fund based on the closing level of the Tracked Index, which may adversely affect the value of the securities and any payment on the securities.

•	THE VALUE OF THE SECURITIES WILL NOT REFLECT DIVIDENDS OR OTHER DISTRIBUTIONS ON THE FUND — The value of the securities will not reflect the value of actually owning shares of the Fund and receiving the dividends or other distributions paid on the Fund (except in the limited circumstances set forth under “Description of Securities — Anti-Dilution Adjustments — Anti-Dilution Adjustments for Funds” in the accompanying product supplement). This is because the calculation agent will calculate any payment on the securities, in whole or in part, by reference to the prices of the Fund without taking into consideration the value of dividends or other distributions paid on the Fund.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	THERE IS NO AFFILIATION BETWEEN THE FUND OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE FUND OR THE UNDERLYING STOCK ISSUERS — We are not affiliated with the Fund or the other issuers of the component stocks held by the Fund or included in the Tracked Index (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. The Fund has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing prices or levels, as applicable, of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices or levels, as applicable, of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices or levels, as applicable, of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	whether the Closing Level of any of the Underlyings on any Observation Date is less than its Coupon Barrier;

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the securities;

o	the market prices and dividend rates of the shares of the Fund and the securities composing the Underlyings;

o	the composition of the Underlyings;

o	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

o	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks held by the Fund are traded in;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any of the Underlyings, the Tracked Index of the Fund or the markets generally;

o	supply and demand for the securities; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the prices or levels, as applicable, of the Underlyings remain unchanged from their respective Initial Levels, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices or levels, as applicable, of one or more Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the prices or levels, as applicable, of one or more Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices or levels, as applicable, of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether Contingent Coupons are paid. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the iShares® MSCI Emerging Markets ETF, the Russell 2000® Index and the EURO STOXX 50® Index based on their daily closing prices or levels, as applicable, from October 12, 2013 through October 12, 2018. The closing price of the iShares® MSCI Emerging Markets ETF on October 12, 2018 was $40.29. The closing level of the Russell 2000® Index on October 12, 2018 was 1,546.679. The closing level of EURO STOXX 50® Index on October 12, 2018 was 3,194.41. Each graph below also indicates by a broken line the Coupon Barrier equal to 70.00%, and Trigger Level equal to 50.00%, of the closing price or level, as applicable, of the relevant Underlying on October 12, 2018. The actual Initial Level, Coupon Barrier and Trigger Level for each Underlying are set forth on the cover of this pricing supplement.

We obtained the historical closing prices and levels of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices and levels of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the Closing Levels of the Underlyings on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

Correlation of the Underlyings

The following graph sets forth the historical performances of the iShares® MSCI Emerging Markets ETF, the Russell 2000® Index and the EURO STOXX 50® Index from October 12, 2013 through October 12, 2018, based on the daily closing prices or levels, as applicable, of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on October 12, 2013 by (1) dividing the closing price or level, as applicable, of that Underlying on each day by the closing price or level, as applicable, of that Underlying on October 12, 2013 and (2) multiplying by 100.00. However, due to adjustments made in 2014 to the index tracked by the iShares® MSCI Emerging Markets ETF, the historical performance of the iShares® MSCI Emerging Markets ETF may be of limited value in assessing its anticipated future performance. Please see “Selected Risk Considerations — Past performance of the Underlyings is no guide to future performance” in this pricing supplement for more information.

We obtained the closing prices and levels used to determine the normalized closing levels set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the Closing Levels of the Underlyings during the term of the securities, including on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performances of the Underlyings will result in the return of any of your investment.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the others. For additional information, please see “Selected Risk Considerations — Because the securities are linked to the least performing of the three Underlyings, you are exposed to a greater risk of receiving no Contingent Coupons or losing a significant portion or all of your investment than if the securities were linked to just one underlying” in this pricing supplement. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential that the Final Level of at least one of the Underlyings may be less than its Trigger Level. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the price or level, as applicable, of at least one of the Underlyings will decrease. This results in a greater potential for a loss of a significant portion or all of your investment at maturity. However, even if two Underlyings have a higher positive correlation, the Final

Level of one or both of those Underlyings may be less than its Trigger Level as the prices or levels, as applicable, of both of those Underlyings may decrease together.

In addition, for each additional Underlying to which the securities are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for a loss of a significant portion or all of your investment at maturity. We determined the Contingent Coupon, Trigger Levels and Coupon Barriers for the securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the securities were set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings is reflected in a higher Contingent Coupon than would be payable on, or lower Trigger Levels or Coupon Barriers for each Underlying than would be offered for, securities linked to fewer underlyings that have a higher degree of correlation.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a discount or commission but will allow as a concession or reallowance to other dealers discounts and commissions of 1.50% or $15.00 selling concession in connection with the sale of the securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated July 30, 2018, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 30, 2018, which has been filed as an exhibit to the registration statement referred to above.